FIELDPOINT PETROLEUM PROVIDES DRILLING UPDATE

AUSTIN, TX – (PRNEWSWIRE) – June 19, 2014 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today provided an update on recent drilling activity.

Phillip Roberson, FieldPoint President and CFO, stated “I am very pleased with the performance of the second well of our Ranger Project, which has now begun production.  We are expecting completion of the third and fourth wells of this project by approximately July 1.  The Ranger Project, with our drilling partner Riley Exploration Group, LLC, calls for us to drill up to twelve horizontal Taylor Sand wells this year in the Serbin Field located in Lee and Bastrop Counties, Texas.  We are halfway through the year with a third of that target completed, and the program is gaining momentum.  Although it is ambitious, I have not changed my goals for 2014.”

Roger Bryant, Executive Chairman for FieldPoint, added, “As these wells come on line, we expect to see a steady increase in our daily production and a positive impact on our financials.  We will continue to give you updates on the Ranger Project, but expect the real progress to be shown in our financials between now and year end.  As always, we want to thank our shareholders for your continued support.”

About FieldPoint Petroleum Corp.    www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

About Riley Exploration Group      http://rileyexplorationgroup.com

Riley Exploration Group is a privately held company engaged in the acquisition, exploration and production of crude oil, natural gas and natural gas liquids primarily in Texas, Louisiana and Oklahoma. Riley has offices in Blanchard, Oklahoma, Austin, Texas, and La Grange Texas.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746